Exhibit 4.9

AMENDMENT NO. 2

TO THE

RAI 401K SAVINGS PLAN

THIS AMENDMENT NO. 2 to the RAI 401k Savings Plan (the “Plan”), restated as of January 1, 2012, is made and entered into the 29th day of June, 2012. The provisions of this Amendment shall be effective July 1, 2012, unless otherwise provided herein;

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and its subsidiaries and affiliates designated as participating companies; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”), by actions taken on May 21, 2012, authorized amendments to the Plan to (i) add automatic escalation of pre-tax contributions, (ii) reduce the maximum employee contributions to 50% of compensation, (iii) add a year-end true-up of matching contribution, (iv) remove the consolidated operating income targets from matching and retirement enhancement contributions for American Snuff Company, LLC (“ASC”) participants, (v) increase the matching contribution for Santa Fe Natural Tobacco Company, Inc. (“Santa Fe”) participants to 100% of match-eligible contributions (up to 6% of compensation) and provide a retirement enhancement contribution equal to 3% of compensation, (vi) revise the vesting for Santa Fe company contributions to 2-yr cliff (and preserve 10% vesting after 1 year for company contributions made prior to July 1, 2012), (vii) eliminate in-service withdrawal of company contributions made on or after July 1, 2012, (viii) limit hardship withdrawals to 1 per year and a minimum of $2,500, (ix) eliminate facts and circumstances test for hardship withdrawals, (x) permit employees of the Scott Tobacco Division to participate in the Plan, (xi) eliminate the year of service requirement for participation in the Plan for part-time employees of ASC, (xii) eliminate the requirement that ASC participants be employed on the date the retirement enhancement contribution is made to the Plan, (xiii) revise the maximum loan amount and principal residence loan repayment period provisions to be consistent for all participants, (xiv) eliminate the requirement that Santa Fe participants have a year of service and be employed on the last day of the year in order to receive a retirement enhancement contribution and (xv) make certain other administrative changes to harmonize the Plan’s matching and retirement enhancement contribution provisions; and

WHEREAS, such action of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;

NOW, THEREFORE, the Plan hereby is amended as follows:

1.

Section 1.41 of the Plan is hereby amended in its entirety as follows:

“1.41 Matching Contributions means the contributions which are made to the Plan in accordance with Sections 3.03(b)(i), 3.03(c)(i) and 3.03(d)(i).”

2.

Article 1 of the Plan is hereby amended by adding a new Section 1.54A, immediately following Section 1.54, to read as follows:

“1.54A Retirement Enhancement Contributions means the contributions which are made to the Plan in accordance with Sections 3.03(b)(ii), 3.03(c)(ii) and 3.03(d)(ii).”

3.

Section 2.01(b)(ii) of the Plan is hereby amended to add the following new sentence at the end thereof:

“Notwithstanding the foregoing, the Entry Date for employees of the Scott Tobacco division of ASC shall be July 1, 2012.”

4.

Section 2.01(b)(iii) of the Plan is hereby deleted in its entirety without renumbering the remaining Subsections thereunder.

5.

Section 2.02(b) of the Plan is hereby amended in its entirety to read as follows:

“(b)	If the Eligible Employee does not make the application contemplated in Section 2.02(a) prior to his applicable Entry Date, such Eligible Employee shall be deemed to have (i) authorized payroll deductions for Pre-Tax Contributions in accordance with Section 3.01 equal to 6% of his Compensation, and (ii) elected to invest such contributions in the Investment Fund designated by the RAI Pension Investment Committee for all such contributions. Effective for Eligible Employees hired or rehired on or after July 1, 2012, such percentage of Compensation shall be increased by one percentage point commencing on the first April 30 that is at least six (6) months following the Eligible Employee’s applicable Entry Date and on each April 30 thereafter; provided that such percentage shall not be increased above 10% of the Eligible Employee’s Compensation. Notwithstanding the foregoing, the Eligible Employee may at any time elect a different contribution percentage (including 0%) in accordance with Section 3.05 and/or different Investment Funds in accordance with Section 4.05.”

6.

Section 3.01 of the Plan is hereby amended to add the following new sentence at the end thereof:

“Notwithstanding the foregoing, unless a Participant who has a current election to contribute less than 6% of Compensation elects otherwise, effective for Participants hired or rehired on or after July 1, 2012, the percentage of Compensation contributed to the Plan on such Participant’s behalf as Pre-Tax Contributions pursuant to this Section 3.01 shall be increased by one percentage point commencing on the first April 30 that is at least six (6) months following the Eligible Employee’s applicable Entry Date and on each April 30 thereafter; provided that such percentage shall not be increased above 10% of the Participant’s Compensation.”

7.

Sections 3.01 and 3.02 of the Plan are hereby amended by deleting the term “75%” and replacing it with the term “50%” each place it appears therein.

8.

The first paragraph of Section 3.03(b)(i) of the Plan is hereby amended in its entirety to read as follows:

“(i)	Matching Contributions. For each Plan Year, the applicable Participating Companies shall contribute an amount which shall produce an allocation to the Company Contribution Account of each Participant who is an RAI Employee equal to:”

9.

The first paragraph of Section 3.03(b)(ii) of the Plan is hereby amended in its entirety to read as follows:

“(ii)	Retirement Enhancement Contributions. The applicable Participating Companies shall contribute an additional amount which shall produce an allocation to the Company Contribution Account of certain eligible Participants who are RAI Employees other than the “Excluded Participants” (as defined below) which shall be determined as follows:”

10.

Section 3.03(c) of the Plan is hereby amended in its entirety to read as follows:

“(c)	ASC Employees.

(i)	Matching Contributions. Effective as of July 1, 2012, for each Plan Year, ASC shall contribute an amount which shall produce an allocation to the Company Contribution Account of each Participant who is an ASC Employee equal to 100% of such Participant’s Match-Eligible Contributions for such Plan Year.

(ii)

Retirement Enhancement Contributions. For each Plan Year, ASC shall contribute an additional amount which shall produce an allocation to the Company Contribution Account of each ASC Employee who has become a Participant as provided in Section 2.02 (without regard to whether the ASC Employee has made an election pursuant to Section 2.02(a)), provided, however, that an ASC Employee who has transferred to ASC from an Affiliate will not receive a Retirement Enhancement Contribution allocation if he is eligible to accrue benefit service under a defined benefit pension plan sponsored by RAI. Effective as of July 1, 2012, any such Retirement Enhancement Contribution shall be allocated to the Company Contribution Accounts of the eligible ASC Employees according to the following schedule:

For ASC Employees hired prior to January 1, 2008, the Retirement Enhancement Contribution as a percentage of each such ASC Employee’s Compensation will be:	For ASC Employees hired or transferred to ASC on or after January 1, 2008, the Retirement Enhancement Contribution as a percentage of each such ASC Employee’s Compensation will be:
6.0%	3.0%”

11.

Section 3.03(d) of the Plan is hereby amended in its entirety to read as follows:

“(d)	Santa Fe Employees.

(i)	Matching Contributions. Effective as of July 1, 2012, for each Plan Year, Santa Fe shall contribute an amount which shall produce an allocation to the Company Contribution Account of each Participant who is a Santa Fe Employee equal to 100% of such Participant’s Match-Eligible Contributions for such Plan Year. In furtherance of the foregoing, a one-time, retroactive lump sum payment shall be made on behalf of each Participant who is a Santa Fe Employee on July 1, 2012 which shall produce an allocation to the Company Contribution Account of each such Participant equal to 50% of such Participant’s Match-Eligible Contributions, if any, for the period commencing on January 1, 2012 through June 30, 2012.

(ii)	Retirement Enhancement Contributions. Effective as of July 1, 2012, for each Plan Year, Santa Fe shall contribute an additional amount equal to 3% of the Participant’s Compensation to the Company Contribution Account of each Santa Fe Employee who has become a Participant as provided in Section 2.02 (without regard to whether the Santa Fe Employee has made an election pursuant to Section 2.02(a)). In furtherance of the foregoing, a one-time, retroactive lump sum payment shall be made on behalf of each Participant who is a Santa Fe Employee on July 1, 2012 which shall produce an allocation to the Company Contribution Account of each such Participant equal to 3% of such Participant’s Compensation for the period commencing on January 1, 2012 through June 30, 2012.”

12.

Section 3.03 of the Plan is hereby amended to add a new Subsection (e) at the end thereof::

“(e)	Annual Make-Up Matching Contribution. In addition, the applicable Participating Companies shall make an annual make-up Matching Contribution on behalf of each Participant who is eligible for such contribution. A Participant is eligible for an annual make-up Matching Contribution for a Plan Year (i) if the Participant is an Employee on the last day of the Plan Year and (ii) the Participant varies the rate of his Pre-Tax and/or Roth Contributions during a Plan Year and, as a result, fails to receive the full available Matching Contribution for the year. An eligible Participant shall be entitled to receive an annual make-up Matching Contribution to the extent required to ensure that such Participant receives the same rate of Matching Contribution for the Plan Year as any other similarly situated Participant with the same rate of Pre-Tax and/or Roth Contributions for such Plan Year. The annual make-up Matching Contribution received by any such eligible Participant for the Plan Year shall, however, be limited to the extent required to comply with the requirements of applicable Federal law.”

13.

Section 6.06(b) of the Plan is hereby amended in its entirety to read as follows:

“(b)	A Participant who is a Santa Fe Employee shall become fully vested in that portion of his Company Contribution Account attributable to Company Contributions made to such Account prior to July 1, 2012 upon the earlier of (i) the occurrence of one of the events set forth in Subsection (a) through (f) of Section 6.02 or (ii) in accordance with the following vesting schedule:

Years of Service	Vested Percentage
Less than 1	0%
1	10%
2	100%”

14.

Section 8.02 of the Plan is hereby amended in its entirety to read as follows:

“8.02	Withdrawal of After-Tax and Company Contributions. Effective as of July 1, 2012, withdrawals as described in Section 8.01 and subject to the rules of Section 8.03 shall be applied by the Committee against a Participant’s Accounts in the order and classification as follows:

Tax-Free Withdrawal: If applicable, the amount in his After-Tax Contribution Account that may be withdrawn on a tax-free basis.

Regular Withdrawal: The remaining value in his After-Tax Contribution Account, the value in his Rollover Contribution Account and the vested value in his Company Contribution Account attributable to Company Contributions made to such Account prior to July 1, 2012.

Participants with less than 60 months of Plan participation (including participation in the FFG Plan prior to November 1, 2005 and participation in the Lane Plan, Conwood Plan or Santa Fe Plan prior to January 31, 2010) may not withdraw Company Contributions that have been in the Plan (including the FFG Plan prior to November 1, 2005 and the Lane Plan, Conwood Plan or Santa Fe Plan prior to January 31, 2010) for less than 24 months.

Hardship Withdrawal: A Participant who qualifies for a financial hardship as defined in Section 8.04 may withdraw up to 100% of the amount available under a Regular Withdrawal (other than Qualified Matching Contributions and Qualified Nonelective Contributions), and any dollar amount from his Pre-Tax and Roth Contribution Accounts, excluding earnings credited after December 31, 1988 to Pre-Tax Contributions and Roth Contributions.

Withdrawal Upon Attainment of Age 59-1/2 or Disability: A Participant who has attained age 59-1/2 or is totally disabled, as defined in the Code, may withdraw the maximum available under a Regular Withdrawal plus any dollar amount in his Pre-Tax and Roth Contribution Accounts.

Roth Conversion Amounts. Notwithstanding the foregoing, a Participant may only withdraw his Roth Conversion Amounts, if any, in the order and classification that applied to such amounts prior to their conversion to Roth Conversion Amounts.”

15.

Sections 8.03(b) and 8.03(c) of the Plan are hereby amended in their entirety to read as follows:

“(b)	Excluding Hardship withdrawals, no more than one withdrawal may be made in any six-month period. Effective as of July 1, 2012, no more than one Hardship withdrawal may be made in any twelve-month period.

(c)	Excluding Hardship withdrawals, in no event may a Participant make a withdrawal in an amount less than $100, or the maximum amount available for withdrawal as a Tax-Free Withdrawal or a Regular Withdrawal, if less. Effective as of July 1, 2012, in no event may a Participant make a Hardship withdrawal in an amount less than $2,500.”

16.

The last sentence of Section 8.04 of the Plan is hereby deleted in its entirety.

17.

Section 8.04(c) of the Plan is hereby amended in its entirety to read as follows:

“(c)	Necessary to Satisfy Financial Need. Effective as of July 1, 2012, a Hardship withdrawal will be considered to be necessary to satisfy the financial need if it satisfies the requirements of this Section 8.04(c).

(i)	Any Hardship withdrawal pursuant to Section 8.02 to a Participant cannot exceed the sum of (A) the amount required to meet such need and (B) any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated as a result of the distribution. In addition, no hardship withdrawal shall be permitted unless the Participant has obtained all other currently available distributions (including distributions of ESOP dividends under Code Section 404(k), but not hardship distributions) and nontaxable loans available under this Plan or any other Affiliated Plan (including, without limitation, any qualified and non-qualified deferred compensation plan and any cash or deferred arrangement that is part of a cafeteria plan (other than mandatory employee contributions under a welfare plan or pension plan)); and

(ii)	The Participant is prohibited from making Pre-Tax, After-Tax or Roth Contributions to the Plan (or any comparable contributions to any other plan maintained by the Company, including, without limitation, any non-qualified deferred compensation plan, any cash or deferred arrangement that is part of a cafeteria plan (other than mandatory employee contributions under a welfare plan or pension plan) and any stock option, stock purchase or similar plan) for a period of six (6) months after the Participant receives the Hardship withdrawal pursuant to Section 8.02.”

18.

The first sentence of Section 9.01(b) of the Plan is hereby amended in its entirety to read as follows:

“The maximum amount of a loan to a Participant shall not exceed the lesser of (i) 50% of the vested interest in his Account or (ii) $50,000, reduced by the highest outstanding loan balance during the preceding twelve months, subject to Code Section 72(p).”

19.

The last sentence of Section 9.01(c) of the Plan is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, Participants shall be permitted to take a loan for the purchase of a principal residence with a term of repayment of not more than 180 months.”

20.

Section 12.20(e) of the Plan is hereby deleted in its entirety without renumbering the remaining Subsections thereunder.

21.

Schedule B to the Plan is hereby amended in its entirety to read as follows:

“SCHEDULE B

PARTICIPATING UNITS

Participating Company	Participating Unit
R. J. Reynolds Tobacco Company	All Employees

R. J. Reynolds Global Products, Inc.	All Employees

Reynolds American Inc.	All Employees

Reynolds Finance Company	All Employees

Santa Fe Natural Tobacco Company, Inc.	All Employees, excluding Employees in the Santa Fe Executive Department who are paid on a monthly payroll * All Employees in the Santa Fe Executive Department who are paid on a monthly payroll

American Snuff Company, LLC (f/k/a Conwood Company, LLC)

Effective as of July 1, 2012, all Employees, excluding (i) Employees transferred to or hired into the ASC Executive Department (f/k/a the Conwood Executive Department) on or after January 1, 2007 who are paid on a monthly payroll and (ii) Employees whose principal place of employment was transferred to Winston-Salem, North Carolina (other than the Taylor Brothers Division of ASC) on or after July 1, 2010

* All Employees transferred to or hired into the ASC Executive Department (f/k/a the Conwood Executive Department) on or after January 1, 2007 who are paid on a monthly payroll

** All Employees whose principal place of employment on or after July 1, 2010 is in Winston-Salem, North Carolina (other than at the Taylor Brothers Division of ASC)

RAI International, Inc.	All Employees

Reynolds Innovations Inc.	All Employees

RAI Services Company	All Employees

Niconovum USA, Inc.	All Employees

*	The above-marked Employee groups will be collectively referred to as the ‘Affiliate Executive Department’ for all purposes under the Plan, and the Affiliate Executive Department shall be considered a Participating Unit for purposes of the Plan.

**	The above-marked Employee group will be referred to as the “ASC Winston-Salem Employees” for all purposes under the Plan, and the ASC Winston-Salem Employees shall be considered a Participating Unit for purposes of the Plan.”

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 2 as of the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ McDara P. Folan, III